EXHIBIT 99.1

Sharps Compliance Reports Fiscal 2018 First Quarter Results

•	Quarterly earnings of $0.1 million versus a prior year quarterly loss of $1.0 million

•	Professional market billings increased 10%

•	Government and Home Health Care billings increased 23% and 7%, respectively

•	Unused Medication solutions billings increased 48%
HOUSTON, Texas, October 25, 2017 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for first quarter of fiscal year 2018, which ended September 30, 2017.
Revenue in the first quarter of fiscal 2018 increased to $9.7 million, as compared to revenue of $9.5 million in the same prior year quarter, with gross margin of 31%, consistent with gross margin in the first quarter of 2017. The Company reported operating income of $0.1 million in the first quarter of fiscal 2018, compared to an operating loss of ($0.9) million in the first quarter of fiscal 2017. The fiscal first quarter of 2017 included approximately $0.7 million in one-time expenses related to Sharps’ acquisition of Citiwaste. Sharps recorded net income of $0.1 million, or $0.00 per basic and diluted share in the first quarter of fiscal 2018, compared to a net loss of $1 million or ($0.06) per basic and diluted share, in the first quarter of fiscal 2017.
David P. Tusa, President and Chief Executive Officer of Sharps, stated, “First quarter revenue increased by 10% when excluding the Retail market revenue. Our route-based business as well as the unused medication billings were strong for the first quarter as reflected in Professional and Government market billings. Beginning with the June 2017 quarter, we have begun to see the positive impacts of the addition of the route-based services, integration of three acquisitions and the launch of our new permitted treatment facility. We are a much different company now as we not only serve the entire country with our mailback offerings but we also directly service 23 states, or 48% of the population, with our route based services providing medical and pharmaceutical management solutions to the underserved small and medium quantity generator market.”
First Quarter Review
Professional market billings increased 10% to $3.1 million in the first quarter of fiscal 2018 compared to $2.8 million in the prior year period. This increase was attributable to organic growth as the Company continued its focus on securing customers from the small to medium quantity generator sector consisting largely of physicians, clinics, dentists, surgery centers, veterinarians and other healthcare professionals, who benefit from the cost-effective and convenient Sharps Recovery System™ and the Company’s route-based pick-up services. The Company’s inside and online sales channel, which primarily targets the Professional and Government markets, realized a 30% increase in billings to $1.7 million in the fiscal 2018 first quarter from $1.4 million in the same prior year period.
Pharmaceutical Manufacturer billings decreased 14% to $1.5 million in the first quarter of fiscal 2018 compared to $1.8 million in the first quarter of fiscal 2017. The decline is related to the timing of inventory builds for patient support programs.
Retail market billings decreased 32% to $1.4 million compared with $2.1 million in the prior year period, reflecting a decline in overall flu shot related orders and the loss of one retail pharmacy customer.

Assisted Living market billings were essentially flat at $0.6 million for the first quarter of fiscal 2018 as compared to the first quarter of fiscal 2017. First quarter 2018 Home Health Care billings grew 7% to $2.0 million as compared to $1.9 million in the first quarter of the prior year. First quarter 2018 Environmental billings increased to $0.4 million as compared to $0.1 million in the first quarter of the prior year due to higher third party treatment billings from our treatment facilities in Texas and Pennsylvania.
Government billings increased 23% to $0.6 million in the first quarter of fiscal 2018. Government market billings included $0.1 million of orders under the VA’s Blanket Purchase Agreement, consistent with the first quarter of fiscal 2017. MedSafe related orders to the government market were $0.3 million for first quarter of fiscal 2018 compared to $0.2 million in first quarter of fiscal 2017.
Mr. Tusa added, “Our Professional market demonstrated solid growth during the quarter, which can be attributed not only to the strength and range of our offerings but also to the significant knowledge and capabilities of our inside and field sales teams in identifying the most effective and cost efficient solutions for each customer. We offer a unique solution to Pharma manufacturers and have built long term relationships in this market through our ability to ensure compliance to medical waste disposal requirements with the added benefit of branding and the tracking of patient usage data. We see steady interest in our solutions for home self-injectable medication programs as Pharmaceutical Manufacturers launch programs for new indications and recognize the value of our combined customization and data tracking capabilities.
“Billings from our unused medication management solutions grew $0.4 million, or 48%, for the quarter and represent approximately 12% of overall company revenue. The increase positively impacted Government, Professional and Retail market billings. As announced yesterday, Sharps has properly disposed of more than two million pounds of unused medication since 2009. We see stories in the news almost every day detailing the growing opioid abuse problem in our country. It’s time to focus more on the solutions to the problem and we believe safe, convenient and proper disposal of unused medications to be one of the important elements to addressing the crisis in our country. As such, we see increasing awareness and use of our solutions, namely the MedSafe and Takeaway Recovery System Envelopes, designed for the safe, convenient and proper disposal of opioid painkillers and other unused medications. We believe these are proven solutions for the proper disposal of ultimate user controlled and non-controlled unused or expired medications, and are an effective alternative for long-term care facilities, retail and hospital pharmacies, hospice, drug-treatment and licensed law enforcement markets.”
Additional Operating Results
SG&A decreased to $2.7 million or 28% of sales for the first quarter of fiscal 2018 compared to $3.7 million or 39% of sales in the first quarter of the prior year. The first quarter of last year included $0.7 million of one-time expenses related to Sharps’ acquisition of Citiwaste. Without these costs, SG&A in the first quarter of fiscal 2017 was $3.0 million. The decrease in adjusted SG&A of $0.3 million reflects the impact of cost savings initiatives launched in the second quarter of fiscal 2017.
Sharps achieved EBITDA of $0.5 million in the first quarter of fiscal 2018 as compared to EBITDA loss of $0.6 million in the first quarter of fiscal 2017. (See Reconciliation of Net Income (Loss) to EDITDA in the supplemental table included at the end of this release).
Route-Based Businesses
During the first quarter of fiscal 2018, Sharps recognized approximately $1.8 million in revenue from its route-based service offering which represented about 18% of consolidated customer revenue as compared to $1.5 million or approximately 15% of revenue in the first quarter of fiscal 2017.

Financial Flexibility and a Strong Balance Sheet
Cash and cash equivalents were $5.2 million at September 30, 2017 compared to $4.7 million at June 30, 2017. The Company had working capital of $10.8 million at September 30, 2017 compared to $10.5 million at June 30, 2017.
Looking Forward
Mr. Tusa concluded, “As we look forward to the second quarter and fiscal year 2018, we see increasing demand for all of our solutions, including the MedSafe and TakeAway Medication Recovery System envelopes, as the country is beginning to embrace the proper disposal of ultimate user controlled and non-controlled unused or expired medications as one of the key elements in addressing the opioid abuse crisis in our country. Additionally, the demand for our mailback and route-based offerings for the small and medium quantity generator continues to be strong as the healthcare industry is becoming more and more aware of our capabilities, excellent customer service, reasonable pricing and contract terms.”
First Quarter Fiscal Year 2018 Webcast and Conference Call
The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook. A question-and-answer session will follow.
The Sharps conference call can be accessed by domestic callers by dialing (877) 407-0782. International callers may access the call by dialing (201) 689-8567. The webcast can be monitored at www.sharpsinc.com.

A telephonic replay will be available through November 25, 2017. To listen to the replay, domestic callers should dial (877) 481-4010 and international callers should dial (919) 882-2331 and enter replay ID number 20971. Transcript will also be posted to the Sharps website, once available.
About Sharps Compliance Corp.
Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include healthcare facilities, pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, surgery centers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and other used healthcare materials. The Company also offers its route-based pick-up service in a twenty-three (23) state region of the South, Southeast and Northeast portions of the United States.
More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe Harbor Statement
The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the Company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the Company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company’s ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.
Non-GAAP Measures
This release contains certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including customer billings information, EBITDA and non-GAAP net income per share. The Company believes this information is useful to investors and other interested parties. EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

For more information contact:

Diana P. Diaz Sharps Compliance Corp. Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Phone: (203) 972-9200 Email: jnesbett@institutionalms.com
FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended
	September 30,
	2017	2016	% Change

Revenue	$9,683	$9,531	1.6%

Cost of revenue	6,655	6,572	1.3%
Gross profit	3,028	2,959	2.3%
Gross margin	31.3%	31.0%
SG&A expense	2,725	3,699	(26.3)%
Depreciation and amortization	202	200

Operating Income (Loss)	101	(940)
Operating margin	1.0%	(9.9%)

Interest income	5	4
Interest expense	(24)	(31)
Total other expense	(19)	(27)

Income (loss) before income tax expense	82	(967)
Income tax expense	7	—
Net Income (Loss)	$75	$(967)

Net Income (Loss) Per Share
Basic and diluted	$0.00	$(0.06)

Weighted Average Shares Outstanding
Basic	16,008	15,868
Diluted	16,093	15,868

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	September 30,	June 30,
	2017	2017

ASSETS:
Current assets:
Cash and cash equivalents	$5,160	$4,675
Accounts receivable, net	7,279	7,553
Inventory, net	4,239	4,098
Prepaid and other current assets	566	694
Total current assets	17,244	17,020
Property, plant and equipment, net	6,491	6,543
Other assets	122	120
Goodwill	6,735	6,735
Intangible assets, net	3,935	4,046
Total assets	$34,527	$34,464

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$1,978	$1,710
Accrued liabilities	1,518	1,800
Current maturities of long-term debt	600	601
Deferred revenue	2,396	2,421
Total current liabilities	6,492	6,532
Long-term deferred revenue, net of current portion	528	478
Other long-term liabilities	171	165
Long-term debt, net of current portion	1,853	2,002
Total liabilities	9,044	9,177
Stockholders’ equity	25,483	25,287
Total liabilities and stockholders' equity	$34,527	$34,464

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(Unaudited)

	Three-Months Ended September 30,
	2017	% Total	2016	$ Change	%
BILLINGS BY MARKET:
Professional	$3,101	31.5%	$2,818	$283	10.0%
Home Health Care	2,001	20.3%	1,866	135	7.2%
Pharmaceutical Manufacturer	1,532	15.6%	1,787	(255)	(14.3)%
Retail	1,400	14.2%	2,059	(659)	(32.0)%
Assisted Living	604	6.1%	593	11	1.9%
Government	554	5.6%	450	104	23.1%
Environmental	434	4.4%	68	366	538.2%
Other	218	2.2%	207	11	5.3%
Subtotal	$9,844	100.0%	$9,848	$(4)	0.0%
GAAP Adjustment *	(161)		(317)	156
Revenue Reported	$9,683		$9,531	$152	1.6%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company’s balance sheet as deferred revenue.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Solution Information
(in thousands)
(Unaudited)

	Three-Months Ended September 30,
	2017	% Total	2016	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$5,500	55.9%	$6,566	$(1,066)	(16.2)%
Route-Based Pickup	1,761	17.9%	1,465	296	20.2%
Unused Medications	1,172	11.9%	791	381	48.2%
Third Party Treatment	434	4.4%	68	366	538.2%
Other	977	9.9%	958	19	2.0%
Total Billings By Solution	$9,844	100.0%	9,848	$(4)	0.0%

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(in thousands)
(Unaudited)

	Three-Months Ended September 30,
	2017	% Total	2016*	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$5,328	54.1%	$5,844	$(516)	(8.8)%
Distributors	2,768	28.1%	2,654	114	4.3%
Inside and Online Sales	1,748	17.8%	1,350	398	29.5%
Total Billings By Channel	$9,844	100.0%	$9,848	$(4)	0.0%

* Certain prior year amounts have been reclassified to conform to current year presentation.

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income (Loss) to EBITDA*
(in thousands)
(Unaudited)

	Three-Months Ended
	September 30,
	2017	2016

Net Income (Loss)	$75	$(967)

Income tax expense	7	—
Interest expense, net	19	27
Depreciation and amortization	390	338

EBITDA	$491	$(602)

*The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income (loss), plus income tax expense, net interest expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Sharps Compliance Corp. and Subsidiaries
Supplemental Reconciliation of GAAP to Non-GAAP Net Income (Loss) Per Share*
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended
	September 30,
	2017	2016

Net Income (Loss)	$75	$(967)

Diluted net income (loss) per share	$0.00	$(0.06)

Adjustments:
Acquisition costs	—	702

Adjustments	—	702

Adjusted Net Income (Loss)	$75	$(265)

Adjusted diluted net income (loss) per share	$0.00	$(0.02)

*In accordance with U.S. generally accepted accounting principles (GAAP), the Company’s net deferred tax assets have been fully reserved by a tax valuation allowance and any tax expense (benefit) has been offset by the utilization of net operating loss carryforwards or additional deferred tax valuation allowance. Therefore, the amounts shown in this schedule have not been adjusted to reflect any tax impact. The Company defines adjusted net income as net income plus or minus certain nonrecurring transactions such as acquisition costs, executive severance costs, significant legal settlements and other interested parties. Such information would not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.